This document is a free translation only. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

PRIVATE INSTRUMENT OF COMMITMENT TO ASSIGN PRIORITY RIGHTS

BETWEEN

TELEMAR PARTICIPAÇÕES S.A.

VALVERDE PARTICIPAÇÕES S.A.

AG TELECOM PARTICIPAÇÕES S.A.

LF TEL S.A.

AND

PORTUGAL TELECOM, SGPS S.A.

EXECUTED ON FEBRUARY 19, 2014

PRIVATE INSTRUMENT OF COMMITMENT TO ASSIGN PRIORITY RIGHTS

By this private instrument and on the best terms of the law, the Parties identified below:

I.    As assigning shareholders:

TELEMAR PARTICIPAÇÕES S.A., a publicly-held corporation with its principal place of business in the City of Rio de Janeiro, State of Rio de Janeiro, at Praia de Botafogo, No. 300, 11th Floor, suite 1101 (part), Botafogo, enrolled with the National Corporate Taxpayers’ Register of the Ministry of Finance (CNPJ/MF) under No. 02.107.946/0001-87, herein represented pursuant to its By-Laws by its undersigned legal representatives, hereinafter referred to as “Telemar Participações”;

VALVERDE PARTICIPAÇÕES S.A., a company with its principal place of business in the City of Rio de Janeiro, State of Rio de Janeiro, at Praia de Botafogo, No. 300, 11th Floor, suite 1101 (part), enrolled with the CNPJ/MF under No. 12.494.925/0001-09, herein represented pursuant to its By-Laws by its undersigned legal representatives, hereinafter referred to as “VALVERDE”;

LF TEL S. A., a company with its principal place of business at Av. Dr. Chucri Zaidan No. 920, 16th Floor, in the City of São Paulo, State of São Paulo, enrolled with the CNPJ/MF under No. 02.390.206/0001-09, herein represented pursuant to its By-Laws by its undersigned legal representatives, hereinafter referred to as “LF TEL”; and

AG TELECOM PARTICIPAÇÕES S.A., with its principal place of business in the City of Rio de Janeiro, State of Rio de Janeiro, at Praia de Botafogo, No. 300, 4th Floor (part), Botafogo, enrolled with the CNPJ/MF under No. 03.260.334/0001-92, herein represented pursuant to its By-Laws by its undersigned legal representatives, hereinafter referred to as “AG TELECOM” and, jointly with Telemar Participações, VALVERDE e LF TEL, hereinafter referred to as “Assigning Shareholders”; and

II.  As assignee:

PORTUGAL TELECOM, SGPS S.A., a publicly-held corporation with its principal place of business at Av. Fontes Pereira de Melo No. 40, in the City of Lisbon, Portugal, Collective Entity Enrollment. No. 503 215 058, herein represented pursuant to its By-Laws, hereinafter referred to as “Portugal Telecom SGPS” or “Assignee”;

WHEREAS:

(a)           Oi S.A., a corporation with its principal place of business in the City and State of Rio de Janeiro, at Rua do Lavradio No. 71, 2nd Floor, Downtown, enrolled with the CNPJ/MF under No. 76.535.764/0001-43 (“Oi”) will undertake a capital increase, by means of the public issue of common and preferred shares (“Oi Capital Increase”);

(b)           The Oi Capital Increase corresponds to one of the steps of the transaction (“Transaction”), which shall result in a combination of the activities and business of Portugal Telecom SGPS and of Oi, to be held by a single company, Telemar Participações (“CorpCo”), the shares of which will be dispersed among the shareholders of Portugal Telecom SGPS, of Telemar Participações and of Oi, all concentrated in CorpCo, the capital stock of which will be represented only by common shares, which will be traded in the BM&FBovespa, NYSE Euronext Lisbon and NYSE and, furthermore, it will adhere to the corporate governance rules in accordance with the Novo Mercado segment of the S.A. - Bolsa de Valores, Mercadorias e Futuros (“BMF&BOVESPA”), and which shall have the following characteristics:

(i)            the Oi Capital Increase will occur within the limits of the authorized capital to be set forth in the By-Laws of Oi, excluding the priority subscription rights of the current shareholders, pursuant to Article 172 of the Corporation Law and of Article 9 of the By-Laws of Oi, and with priority in the subscription to the shareholders of Oi, pursuant to the priority offering, as set forth in the Global Offering documentation (“Priority Offering”), it being understood that the shareholders may assign, wholly or in part, their respective subscription rights within the scope of the Priority Offering. Portugal Telecom SGPS shall pay for the Shares in the Priority Offering in kind, contributing to Oi the equity interests in the companies that hold all (i) operating assets of Portugal Telecom SGPS, except for the equity interests directly or indirectly held in Oi and in Contax Participações S.A., and (ii) liabilities of Portugal Telecom SGPS on the date of contribution (“Assets”). Pursuant to the provisions of the Corporation Law, the Assets will be identified and subject to appraisal by an independent specialized company, and the corresponding report shall be submitted for approval of the general meeting of the shareholders of Oi;

(ii)           the Global Offering shall simultaneously encompass: (1) a public distribution of Shares in Brazil, to be carried out in Brazil, in the non-organized over-the-counter market, in accordance with the Brazilian Securities Commission (“CVM”) Ruling No. 400, of December 29, 2003, as amended (“CVM Ruling No. 400” and “Brazilian Offering”, respectively), under the coordination of Banco BTG Pactual S.A. (“BTG Pactual” or “Lead Underwriter” and “Stabilizing Agent”), Bank of America Merrill Lynch Banco Múltiplo S.A. (“BofA Merrill Lynch”), Banco Barclays S.A. (“Barclays”), Banco de Investimentos Credit Suisse (Brasil) S.A. (“Credit Suisse”) and BES Investimento do Brasil S.A. — Banco de Investimento (“BESI” and, jointly with the Lead Underwriter, BofA Merrill Lynch, Barclays and Credit Suisse, “Global Underwriters of the Offering”), BB — Banco de Investimento S.A. (“BB-BI”), Banco Bradesco BBI S.A. (“Bradesco BBI”), Banco Caixa Geral — Brasil S.A. (“Caixa Geral”), Citigroup Global Markets Brasil, Corretora de Câmbio, Títulos e Valores Mobiliários (“Citi”), Goldman Sachs do Brasil Banco Múltiplo S.A. (“Goldman Sachs”), HSBC Bank Brasil S.A. — Banco Múltiplo (“HSBC”), Banco Itaú BBA S.A. (“Itaú BBA”), Banco Morgan Stanley S.A. (“Morgan Stanley”) and Banco Santander (Brasil) S.A. (“Santander” and, jointly with BB-BI, Bradesco BBI, Caixa Geral, Citi, Goldman Sachs, HSBC, Itaú BBA and Morgan Stanley, “Offering Underwriters”) and with the participation of certain retained underwriters (“Retained Underwriters”) and of certain consortium institutions authorized to operate in the Brazilian capital market, accredited by BM&FBOVESPA S.A. - Bolsa de Valores, Mercadorias e Futuros (“BM&FBOVESPA”), invited to participate in the Brazilian Offering exclusively for placement efforts of the Shares of the Brazilian Offering to non-institutional investors (“Consortium Institutions” and, jointly with the Global Underwriters of the Offering, the Offering Underwriters and the Retained Underwriters, the “Brazilian Offering Participating Institutions”). Placement efforts of the Shares of the Brazilian Offering abroad will be simultaneously carried out abroad by the international placement agents (“International Placement Agents”), exclusively to investors in the other countries, except for Brazil and the United States of America, also subject to the applicable law of the country of domicile of each non-resident investor that invests in Brazil; and (2) public distribution of ADSs abroad to be listed and admitted to trading on the New York Stock Exchange (“NYSE”), in compliance with the U.S. Securities Act of 1933 (“Securities Act”) and with the provisions of the Registration Statement (request for registration) in the Form F-3 to be filed with the U.S. Securities and Exchange Commission (“SEC” and “U.S. Offering”), under the coordination of the global underwriters of the international offering (“Global Underwriters of the International Global Offering”) and of the international offering underwriters (“International Offering Underwriters”) and with the participation of other financial institutions retained;

(iii)          the amount of the Oi Capital Increase is estimated in approximately fourteen billion one hundred million Reais (R$14,100,000,000.00), with the cash portion to be in the minimum amount of seven billion Reais (R$7,000,000,000.00), with the goal of reaching eight billion Reais (R$8,000,000,000.00), and the remaining portion in assets represented by the PT Assets;

(iv)          pursuant to the provisions of Article 24 of CVM Ruling No. 400, the number of Shares initially offered, (i) not taking into account the Additional Shares (as defined below) and (ii) subject to the proportion of one-third (1/3) of common shares and two-thirds (2/3) of preferred shares issued by Oi, may be increased by up to 15%, including Shares in the form of ADSs, represented by ADRs, under the same conditions and at the same price as the Shares initially offered, pursuant to the option to be granted by Oi to the Lead Underwriter, solely intended to fulfill any excess demand to be verified under the Global Offering (“Overallotment”);

(v)           pursuant to the provisions of Article 14, paragraph 2, of CVM Ruling No. 400, the number of Shares initially offered (not taking into account the Supplementary Shares) may, at the discretion of Oi, by mutual agreement with the Global Underwriters of the Offering and with the Global Underwriters of the International Offering, be increased by up to 20%, subject to the proportion of one-third (1/3) of common shares and two-thirds (2/3) of preferred shares issued by Oi), including Shares in the form of ADSs, represented by ADRs, under the same conditions and at the same price as the Shares initially offered (“Additional Shares”);

(vi)          under the Global Offering, the price per Share will be different for Preferred Shares and for Common Shares. The Price per Preferred Share (“Price per Preferred Share”) shall be set after completion of the procedure of collection of investment intentions from institutional investors, to be performed in Brazil by the Global Underwriters of the Offering and Offering Underwriters, under the provisions of Article 23, paragraph 1, and Article 44 of CVM Ruling No. 400, and abroad by the Global Underwriters of the International Offering and International Offering Underwriters (“Bookbuilding Process”), and shall have as a parameter (a) the trading of the preferred shares issued by Oi in BM&FBOVESPA, and (b) the indications of interest based on the quality and quantity of demand (in terms of volume and price) collected from Institutional Investors during the Bookbuilding Process. The selection of the criterion to determine the Price per Preferred Share is reasoned, to the extent that the market price of the Shares to be subscribed shall be determined through the Bookbuilding Process, which reflects the amount by which the Institutional Investors shall submit their investment intentions in the Shares and, therefore, shall not cause unjustified dilution of the current Shareholders, pursuant to the provisions of Article 170, paragraph 1, item III, of the Corporation Law. The price per Common Share shall be based on the Price per Preferred Share and calculated in accordance with the following conversion rate: 1 Preferred Share to 0.9211 Common Share, being the same proportion to be used in the merger of shares, as mentioned in the Announcement to the Market and in the Material Fact disclosed by Oi on October 2, 2013 (“Price per Common Share” and, together with the Price per Preferred Share, “Price per Share”). The pricing shall be based on the Preferred Shares due to the liquidity and because they better reflect the market price of the Oi shares. The selection of the criterion for determination of the Price per Common Share is justified to the extent that the replacement ratio of the merger of shares in the Transaction was established based on the parameter of market quotations of Oi shares in a 30-day period. The Price per Share shall be defined before the granting of registration of the Global Offering by CVM, and it shall be confirmed by the Board of Directors of Oi;

(vii)         stabilization activities for the price of the shares issued by Oi shall be conducted under the Global Offering, pursuant to the applicable regulations of CVM and BM&FBOVESPA. The stabilization of the Common Shares shall be solely made in an ancillary manner and tied to the stabilization of the Preferred Shares, in order to guarantee the maintenance of the aforementioned proportion of one-third (1/3) of Common Shares to two-thirds (2/3) of Preferred Shares, upon the exercise of the Supplementary Shares Option.

(c)           Within the context of the Oi Capital Increase, as informed in item (i) of the preceding Whereas Clause, the shareholders of Oi shall be granted priority to subscribe the common and preferred shares issued (“Priority Rights”);

(d)           The Assigning Shareholders are shareholders of Oi;

(e)           The Assignee executed, on the date hereof, with Oi, the Agreement for Subscription of Shares Issued by Oi S.A. (“PT SGPS Subscription Agreement”), by means of which, subject to the satisfaction of the Conditions Precedent and other terms and conditions set forth in that instrument, it agreed to subscribe, in the Oi Capital Increase, a certain number of common shares of Oi, which shall be paid in by means of the contribution of the Assets, for the amount included in a valuation report to be prepared under the provisions of Article 8 of Law No. 6,404/76 (“Contribution of the Assets”);

(f)            In view of the obligation assumed by Assignee to participate in the Oi Capital Increase by means of the Contribution of the Assets, the Assigning Shareholders agree to assign their Priority Rights in the Priority Offering to the Assignee, and the Assignee agrees to acquire these Priority Rights.

NOW, THEREFORE, the Parties resolve to execute this PRIVATE INSTRUMENT OF COMMITMENT TO ASSIGN PRIORITY RIGHT (“Instrument”), which shall be governed by the following clauses and conditions:

1.             Subject to the terms and conditions set forth in this Instrument, the Assigning Shareholders, hereby and on the best terms of the law, irrevocably and irreversibly agree to assign and transfer to the Assignee the Priority Rights corresponding to 448,243,246 shares issued by Oi, of which 290,549,788 are common shares and 157,693,458 are preferred shares, all free and clear of any lien or encumbrance (“Shares Backing the Priority Rights”), of which 69,701,986 preferred shares issued by Oi are held by AG TELECOM, 69,701,555 preferred shares issued by Oi are held by LF TEL, 40,814,953 common shares issued by Oi are held by VALVERDE, and 249,734,835 common shares and 18,289,917 preferred shares issued by Oi are held by Telemar Participações.

2.             The assignment of Priority Rights by the Assigning Shareholders to the Assignee shall be free of charge.

3.             The Assigning Shareholders hereby represent to be the holders of the Shares Backing the Priority Rights.

4.             The Assigning Shareholders and the Assignee hereby represent to be aware of and to agree with the terms and conditions of the Oi Capital Increase, and they hereby agree to execute the final instruments of assignment of the Priority Rights, pursuant to the standard set forth in the documents of the Global Offering, and in accordance with the procedures set forth therein.

5.             This Instrument is irrevocably and irreversibly executed, and it shall be binding upon the Parties on their behalf and on behalf of their successors on any account.

6.             This Instrument shall remain in effect for as long as the PT SGPS Subscription Agreement remains in effect or until execution of the final instruments of assignment of the Priority Rights, pursuant to the standard set forth in the documents of the Global Offering, terminating, by operation of law, irrespective of judicial or extrajudicial notice, by means of the termination, on any account, of the PT SGPS Subscription Agreement or immediately after the execution of the final instruments of assignment of the Priority Rights referred to in this Section.

7.             This Instrument shall be governed and construed in accordance with the laws of the Federative Republic of Brazil.

8.             The Parties hereto shall use their best efforts to amicably and by consensus resolve any dispute, litigation, matter, doubt or divergence of any nature, directly or indirectly related to this Instrument (“Conflict”), involving any of the Parties.

9.             If the Parties fail to reach an amicable resolution and mutual agreement with respect to the Conflict, after discussing for a period of ten (10) Business Days, the Conflict shall be settled by arbitration, to be conducted and managed by the Arbitration Center of the Brazil-Canada Chamber of Commerce (“Chamber”).

10.          The arbitration shall be carried out according to the procedural rules of the Chamber in force at the time of arbitration.

11.          The arbitration shall be conducted by an arbitral tribunal composed of three arbitrators enrolled with the Brazilian Bar Association (“Arbitral Tribunal”).

11.1.       Each Litigating Party shall appoint an arbitrator. If there is more than one claimant, all of them shall mutually appoint one single arbitrator; if there is more than one respondent, all of them shall mutually appoint one single arbitrator. The third arbitrator, who shall preside over the Arbitration Court, shall be mutually agreed upon by the arbitrators appointed by the Litigating Parties.

11.2.       Any omission, refusal, litigation, doubt and failure to reach an agreement with respect to the appointment of the arbitrators by the Litigating Parties or to the choice of the third arbitrator shall be settled by the Chamber.

11.3.       The procedures set forth in this section shall also apply to the events of substitution of arbitrator.

12.          The arbitration shall be conducted in the City of Rio de Janeiro, State of Rio de Janeiro, and the Arbitral Tribunal may, upon statement of its reasons, designate the performance of specific actions in other places.

12.1.       The arbitration shall be conducted in Portuguese.

12.2.       The arbitration shall be conducted under the law, and the rules and principles of the legal system of the Federative Republic of Brazil shall apply.

12.3.       The arbitration shall be completed within six (6) months, which term may be reasonably extended by the Arbitral Tribunal.

12.4.       The arbitration shall be confidential.

13.          The Arbitral Tribunal shall allocate between the Parties, according to the criteria of loss of suit, reasonability and proportionality, the payment and reimbursement of (i) charges and other amounts due, paid or reimbursed to the Chamber, (ii) fees and other amounts due, paid or reimbursed to the arbitrators, (iii) fees and other amounts due, paid or reimbursed to the experts, translators, interpreters, stenotypists and other assistants that may be designated by the Arbitral Tribunal, (iv) the attorneys’ fees fixed by the Arbitral Tribunal and (v) any damages for malicious prosecution. The Arbitral Tribunal shall not render a judgment against any of the Litigating Parties to pay or reimburse (i) contractual fees or any other amount due, paid or reimbursed by the other party to its counsel, technical assistants, translators, interpreters and other assistants and (ii) any other amount due, paid or reimbursed by the other party with respect to the arbitration, such as expenses incurred with photocopies, notary public certifications, consular certifications and trips.

14.          The arbitral awards shall be final and definitive, waiving judicial ratification, and they shall be non-appealable, except for the motion for corrections and clarifications to the Arbitral Tribunal, as set forth in Article 30 of Law No. 9,307/96 and any annulment action with grounds on Article 32 of Law No. 9,307/96.

15.          Before installation of the Arbitral Tribunal, any of the Litigating Parties may claim provisional remedies or interlocutory reliefs to the Judicial Branch; however, no petition for a provisional remedy or interlocutory relief to the Judicial Branch shall affect the existence, validity and effectiveness of the arbitration conclusion, nor shall it represent a waiver with respect to the need of submitting the Conflict to arbitration. After installation of the Arbitral Tribunal, the petitions for provisional remedy or interlocutory relief shall be addressed to the Arbitral Tribunal.

16.          The parties hereby elect the Central Courts of the Judicial District of Rio de Janeiro to decide on (i) provisional remedies and interlocutory reliefs prior to the instatement of the Arbitral Tribunal, (ii) enforcement of the decisions taken by the Arbitral Tribunal, including the final award and any partial award, (iii) any annulment action with grounds on Article 32 of Law No. 9,307/96 and (iv) the Conflicts that may not be submitted to arbitration under the Brazilian law, provided the parties hereby exclude any other, no matter how privileged or special it may be.

In Witness Whereof, the Parties executed this Instrument in five (5) counterparts of same form and content for one sole purpose jointly with the two witnesses.

Rio de Janeiro, February 19, 2014.

TELEMAR PARTICIPAÇÕES S.A.

Name:	Name:
Title:	Title:

VALVERDE PARTICIPAÇÕES S.A.

Name:	Name:
Title:	Title:

AG TELECOM PARTICIPAÇÕES S.A.

Name:	Name:
Title:	Title:

Signature page of the Private Instrument of Commitment to Assign Priority Rights entered into between Telemar Participações S.A., Valverde Participações S.A., AG Telecom Participações S.A., LF Tel S.A. and Portugal Telecom, SGPS S.A. executed on February 19, 2014.

LF TEL S.A.

Name:	Name:
Title:	Title:

PORTUGAL TELECOM, SGPS S.A.

Name:	Name:
Title:	Title:

Witnesses:

1.	2.
Name:	Name:
ID:	ID: